BURTON, BARTLETT & GLOGOVAC
ATTORNEYS AT LAW
50 WEST LIBERTY STREET, SUITE 700
RENO, NEVADA 89501-1947

C. THOMAS BURTON, JR.
SCOTT A. GLOGOVAC
MICHAEL A. PINTAR
GREGORY J. LIVINGSTON
DAVID S. McELROY
LAURA A. CLARK
TIFFANY A. ROSE

PHILLIP W. BARTLETT (1948-2004)

AREA CODE 775
TELEPHONE 333-0400
FACSIMILE 333-0412
EMAIL info@bbg.net

March 22, 2007

American Racing Capital, Inc.
Post Office Box 22002
San Diego, California 92192

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") for the registration of 5,000,000 shares (the "Shares") of common stock, par value $0.001 per share, of American Racing Capital, Inc., a Nevada corporation (the "Company"). The Shares are issuable pursuant to the American Racing Capital, Inc. Stock Incentive Plan (the "Plan") described in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

Burton Bartlett & Glogovac

BURTON, BARTLETT & GLOGOVAC